Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Independent Bank Corporation on Form S-1 Amendment No. 1 (No. 333-169200) of our report dated February 26, 2010 on the consolidated financial statements and effectiveness of internal control over financial reporting of Independent Bank Corporation, which report appears in the Annual Report on Form 10-K of Independent Bank Corporation for the year ended December 31, 2009 and to the reference to us under the heading “Experts” in the prospectus.
/s/ Crowe Horwath LLP
Crowe Horwath LLP
Grand Rapids, Michigan
October 5, 2010